NEWS RELEASE

The Andersons, Inc. Reports Fourth-Quarter and Full Year Results

Maumee, Ohio, February 10, 2016 The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the fourth-quarter and full-year ended December 31, 2015.

•	Company reports adjusted net income of $41.2 million for 2015 or $1.45 per diluted share

•	Rail Group earns record $50.7 million of pre-tax income for the year

•	Ethanol Group delivers $28.5 million of pre-tax income in a difficult energy market

•	Grain Group struggles as lower crop production in Eastern Corn Belt limited space income

•	Plant Nutrient Group ended the year lower as volumes slowed on deteriorating prices

•	Company recorded total charges of $105.6 million in the fourth quarter for the termination of a Defined Benefit Pension Plan and the impairment of goodwill

•	Resulting GAAP reported net loss of $13.1 million or $0.46 per diluted share for 2015

The Company reported a net loss attributable to The Andersons of $13.1 million or a loss of $0.46 per diluted share, on revenues of $4.2 billion for 2015 compared to net income of $109.7 million or $3.84 per diluted share in 2014 on revenues of $4.5 billion. Adjusted net income attributable to the Company for 2015 was $41.2 million, or $1.45 per diluted share compared to last year’s adjusted $99.1 million, or $3.46 per diluted share. (see Reconciliation to Adjusted Net Income table)

Adjusted net income attributable to The Andersons for the fourth quarter was $5.0 million, or $0.18 per diluted share, on revenues of $1.2 billion compared to $25.9 million, or $0.89 per diluted share, on revenues of $1.3 billion in the same period of the prior year.

“We are understandably disappointed in 2015’s overall results. Market conditions this year in the Eastern Corn Belt coupled with underperformance in our Grain Group significantly impacted the performance of our agriculture businesses,” said CEO Pat Bowe. “We were pleased to see the record performance in our Rail Group and felt good that our Ethanol Group executed well in a very challenging energy environment. We remain confident in our ability to navigate tough market conditions and deliver shareholder value and growth.”

Fourth Quarter Highlights

•	The Rail Group completed a record year with utilization rates remaining strong in the quarter and renewal rates holding at good levels in most sectors.

•	Ethanol margins were modest most of the quarter as the group finished a good year in a very challenging energy market.

•
Adjusted pre-tax income from the Grain Group decreased by $14.3 million for the fourth quarter versus prior year driven by poor crop production in the Eastern Corn Belt, reluctance on the part of growers to sell into weak prices, and under performance of certain core grain assets and grain affiliates.

•	Sales of plant nutrients were off to a good start in the fourth quarter then dropped off as nutrient prices continued to fall, which made farmers hesitant to buy ahead of the spring planting season.

•
Fourth quarter pre-tax income was adjusted for non-recurring charges including a pre-tax charge of $51.4 million associated with the termination of a Defined Benefit Pension Plan and $54.2 million of goodwill impairments primarily related to the Grain Group, as well as for a gain of $23.1 million related to a partial sale and effective dilution of ownership in Lansing Trade Group.

Fourth Quarter and Full Year Segment Overview

Record Year for Rail Group

The Rail Group achieved record pre-tax income of $50.7 million compared to $31.4 million in 2014. Results were supported by strong asset utilization rates throughout the year. The group’s full year results also benefited from a $10.6 million gain in the second quarter related to an early lease termination, and improving performance within the repair business. Pre-tax income in the fourth quarter was $6.8 million compared to $5.6 million in the same period of the prior year.

Equipment utilization averaged 92.7 percent in the fourth quarter compared to 90.3 percent in the same period last year. This supported pre-tax income from base leasing operations of $4.5 million in the fourth quarter. Full year 2015 base lease pre-tax income was $31.5 million including the early lease termination. These compare to prior year base lease operations’ pre-tax income of $3.8 million and $13.6 million for the fourth quarter and full year, respectively.

Railcar sales generated $0.8 million of pre-tax income in the fourth quarter and $13.3 million for the full year compared to $1.2 million and $15.8 million in the same periods of 2014 respectively.

Services and other pre-tax income for Rail was $1.4 million in the fourth quarter and $5.9 million for the full year, up from $0.5 million and $2.0 million in the same periods of 2014, led by improved performance of the repair and fabrication facilities.

As 2016 commences, railroad shipping volumes continue to feel pressure, particularly in the energy sector. The Rail Group is well positioned for the slowing rail cycle with currently high utilization rates and a highly diverse lease customer base representing a wide spectrum of industries.

Ethanol Group executed very well in the face of low oil prices and high industry supply levels, delivering third best profit year despite market conditions

The Ethanol Group delivered record production output in the fourth quarter and full year. In 2015 the ethanol facilities produced 384 million gallons compared to 372 million gallons in 2014 and their nameplate capacity of 330 million gallons.

Margins of co-products were under pressure in the fourth quarter as lower international demand, particularly in China, put pressure on distillers dried grain pricing.

Pre-tax income in the Ethanol Group for the fourth quarter was $7.7 million and $28.5 million for the full year compared to $17.3 million and $92.3 million, respectfully in the same periods last year.

As previously announced, construction is underway to expand the ethanol production facility in Albion, Michigan. This expansion will double the capacity of the joint venture’s facility which currently produces approximately 65 million gallons a year. Albion is positioned in an attractive market for supply of corn as well as demand for ethanol. The expansion is expected to be completed in the first half of 2017.

The Grain Group navigated a weak harvest and challenging market conditions

The first table below depicts adjusted pre-tax income for the Grain Group for both the fourth quarter and full year. Adjustments were made for:

•	The impact of a $46.4 million impairment of goodwill recorded in the fourth quarter.

•	Gains recognized in the first quarter of 2014 and in the fourth quarter of 2015 associated with partial redemptions, and related dilution, of the Company’s ownership stake in the Lansing Trade Group.

Additionally, for comparability, adjusted base grain pre-tax income, which represent the performance of grain facilities that the Company operates, is broken out in the second table below from the earnings from affiliates which include investments in Lansing Trade Group and Thompsons Limited.

$ in MM	Q4 2015	Q4 2014	FY 2015	FY 2014
Reported Grain Group	($13.5)	$24.0	($9.4)	$58.1
Goodwill Impairment	$46.4	0	46.4	0
Gain on LTG Redemption	($23.1)	0	($23.1)	($17.1)
Adjusted Grain Group	$9.8	$24.0	$13.9	$41.0

$ in MM	Q4 2015	Q4 2014	FY 2015	FY 2014
Adjusted Base Grain	$6.2	$17.2	$0.6	$14.9
Grain Affiliates	$3.6	$6.8	$13.3	$26.1
Adjusted Grain Group	$9.8	$24.0	$13.9	$41.0

Adjusted base grain underperformed in the fourth quarter and the full year with pre-tax income that was $11.0 million lower than the fourth quarter of the prior year and full year results that were $14.3 million lower.

Factors driving lower results included:

•
Excessive rains during the second quarter in the Eastern Corn Belt resulted in significantly lower crop production. This, coupled with continued grower reluctance to deliver or forward contract amidst a low price environment, reduced income from volumes put through the Company’s facilities and also limited space income opportunities.

•	Weather conditions during the harvest were very dry, significantly reducing the historical levels of drying income recognized.

Results in the Grain Groups’ affiliates, Lansing Trade Group (LTG) and Thompsons Limited, were a combined $3.6 million in fourth quarter and $13.3 million for the year compared to $6.8 million and $26.1 million for the same periods in the prior year.

Based on this year’s underperformance and the challenging outlook for certain assets, the group took a $46.4 million charge for the impairment of goodwill. The impact of this non-cash charge has been adjusted out of on-going results for comparability with other periods.

The Company recognized a $23.1 million pre-tax gain in the fourth quarter related to the effective dilution of the Company’s investment in LTG as a result of LTG’s sale of new equity units to New Hope Liuhe Investment (USA), Inc., a U.S. subsidiary of a Chinese company, New Hope Liuhe Co. Ltd. A small portion of the $127.5 million proceeds were used by LTG to redeem a portion of the other investors’ positions. As a result, The Andersons’ ownership in LTG has been reduced from approximately 39 percent to approximately 31 percent. The Andersons recognized a gain associated with the transaction and received $8 million in cash related to the partial redemption. Conforming to prior practice, this gain was adjusted out of on-going results.

Corn acres to be planted in 2016 are estimated to be nearly 90 million acres, which are up slightly from 2015. Soybean acres to be planted are estimated to be approximately 84 million acres, which is up approximately 2 percent compared to 2015. Wheat acres have been reported to be approximately 3 million acres lower this year. Assuming weather conditions are less detrimental, and crop yields return to their trending improvement levels these conditions will create a good opportunity for the Grain Group in the second half of 2016.

Plant Nutrient Group

For purposes of better understanding ongoing results, the disclosure for the Plant Nutrient Group has been expanded in the table below adjusting pre-tax income for items that are not reflective of on-going operations. Additionally subtotals of pre-tax income are provided for the recently acquired Nutra-Flo business (Kay Flo Industries) and the operations of the legacy Plant Nutrient Group.

Adjusting Items include:

•	Goodwill impairments of $7.8 million associated with Farm Centers in the fourth quarter and $2.0 million related to the Cob business in the third quarter.

•	Onetime costs of $2.4 million in the fourth quarter and $4.9 million for the full year associated with the acquisition of the Nutra-Flo business.

$ in MM	Q4 2015	Q4 2014	FY 2015	FY 2014
Reported Plant Nutrient Group	($8.1)	$0.5	$0.1	$24.5
One-time Acquisition Costs	$2.4	0	$4.9	0
Goodwill Impairment	$7.8	0	$9.8	0
Adjusted Plant Nutrient Group	$2.1	$0.5	$14.8	$24.5

$ in MM	Q4 2015	Q4 2014	FY 2015	FY 2014
Legacy Plant Nutrient	$3.1	$0.5	$20.0	$24.5
Nutra-Flo	($1.0)	0	($5.2)	0
Adjusted Plant Nutrient Group	$2.1	$0.5	$14.8	$24.5

These adjustments provide a clearer picture of ongoing performance for comparability.
The legacy Plant Nutrient business improved adjusted pre-tax income to $3.1 million for the fourth quarter compared to $0.5 million in the same period last year. Full year adjusted pre-tax income for the legacy business was $20.0 million compared to $24.5 million in 2014.

While the fourth quarter started off well, most customers delayed their purchase commitments in the declining price environment, slowing the pace of sales. Compared to the fourth quarter of 2014, nutrient volume was up, but margins were compressed as the market saw steadily declining nutrient prices as liquid nitrogen softened by approximately $20 per ton and potash dropped about $40 a ton.

Results for the full year were significantly impacted by the excessive rains during May and June when many parts the Eastern Corn Belt experienced up to 300 percent of normal rainfall during critical planting and fertilizing periods.

Full year results of the group were negatively impacted by a $10.1 million loss related to the acquisition of Nutra-Flo (Kay Flo Industries) in May 2015. $4.9 million of these costs were non-recurring, related to deal cost and higher cost of sales due to purchase accounting inventory step up. The remaining $5.2 million represent recurring operating expenses related to the added overhead, depreciation and other expenses which occur throughout the year. Sales and profits of the acquired product lines generally peak late in the first quarter and in the second quarter of the year as they are most heavily used in planting season. In 2016, with a full year of operations, it is expected the acquired business will make a positive contribution to the group’s earnings.

In a normal weather year, the Company would expect the legacy Plant Nutrient businesses to return to historic levels of profitability. Nutra-Flo is expected to provide a positive contribution to earnings in 2016 supporting margin growth for the group as specialty products increase in the mix over time.

Retail performance was consistent with the prior year

The Retail Group had pre-tax income of $1.0 million for the fourth quarter and a pre-tax loss of $0.5 million for the full year compared to pre-tax income of $1.0 million and a pre-tax loss of $0.6 million in the prior year.

Completed Defined Benefit Pension Plan Termination

As previously announced, the Company completed the termination of its Defined Benefit Pension Plan in the fourth quarter. A primarily non-cash charge of $51.4 million before taxes was recorded in association with the termination of the plan. Total cash contributions to true up the plan assets versus the final liability were approximately $4 million, slightly lower than the estimate previously disclosed.

Corporate

Unallocated Company level expenses for 2015, excluding the charge associated with the pension plan termination, were $31.3 million, down from $34.5 million in 2014.

Corporate costs were lower due to reduced incentive based compensation and other expenses which were partially offset by higher costs associated with the IT infrastructure refresh including depreciation. Expenses in the quarter included the cost of recruiting and hiring the new CEO.

The Company announced two senior leadership retirements and position eliminations early in January as the Company strives to maintain a lean organization and will continue work on cost reduction measures commensurate with the current market cycle and economic environment.

Conference Call

The Company will host a webcast on Thursday, February 11,, 2016 at 11:00 A.M. ET, to discuss its performance and provide outlook for 2016. To dial-in to the call, the number is 866-439-8514 or 678-509-7568 (participant passcode is 27905426). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/aq6fkntn  Log on.  Click on the phone icon at the bottom of the "webcast window" on the left side of the screen.  Then, you will be provided with the conference call number and passcode.  Click the gear set icon (left of the telephone icon) and select 'Live Phone' to synchronize the presentation with the audio on your phone.  A replay of the call can also be accessed under the heading "Investor" on the Company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. “Adjusted Pre-Tax Income Attributable to The Andersons” is our primary measure of period-over-period comparisons, and we believe it is a meaningful measure for investors to compare our results from period to period. We have excluded nonrecurring items and items that we believe are not representative of our ongoing operations when calculating this Adjusted Pre-Tax Income. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided within in the release and a reconciliation of the reported GAAP net income to non-GAAP adjusted net income is provided in a table below.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2015	2014	2015	2014
Sales and merchandising revenues	$1,183,473	$1,271,768	$4,198,495	$4,540,071
Cost of sales and merchandising revenues	1,084,309	1,157,817	3,822,657	4,142,932
Gross profit	99,164	113,951	375,838	397,139

Operating, administrative and general expenses	89,056	94,884	338,115	318,881
Pension settlement	51,446	—	51,446	—
Goodwill impairment	54,180	—	56,165	—
Interest expense	3,862	5,359	20,072	21,760
Other income:
Equity in earnings of affiliates	8,629	19,892	31,924	96,523
Other income, net	26,237	6,031	46,472	31,125
Income (loss) before income taxes	(64,514)	39,631	(11,564)	184,146
Income tax provision (benefit)	(17,797)	11,664	(242)	61,501
Net income (loss)	(46,717)	27,967	(11,322)	122,645
Net income (loss) attributable to the noncontrolling interests	312	2,075	1,745	12,919
Net income (loss) attributable to The Andersons, Inc.	$(47,029)	$25,892	$(13,067)	$109,726

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$(1.68)	$0.89	$(0.46)	$3.85
Diluted earnings attributable to The Andersons, Inc. common shareholders	$(1.68)	$0.89	$(0.46)	$3.84
Dividends paid	$0.155	$0.14	$0.575	$0.47

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net income attributable to The Andersons, Inc.	$(47,029)	$25,892	$(13,067)	$109,726
Items impacting other income, net of tax:
Goodwill impairment	33,592	—	34,822	—
Pension settlement	31,897	—	31,897	—
Partial redemption of investment in Lansing Trade Group	(14,328)	—	(14,328)	(10,656)
One-time acquisition costs	901	—	1,863	—
Total adjusting items	52,062	—	54,254	(10,656)
Adjusted net income attributable to The Andersons, Inc.	$5,033	$25,892	$41,187	$99,070

Diluted earnings attributable to The Andersons, Inc. common shareholders	$(1.68)	$0.89	$(0.46)	$3.84

Impact on diluted earnings per share	1.86	—	1.91	(0.38)
Adjusted diluted earnings per share	$0.18	$0.89	$1.45	$3.46

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$63,750	$114,704
Restricted cash	451	429
Accounts receivable, net	170,912	183,059
Inventories	747,399	795,655
Commodity derivative assets - current	49,826	92,771
Deferred income taxes	6,772	7,337
Other current assets	90,412	60,492
Total current assets	1,129,522	1,254,447

Other assets:
Commodity derivative assets - noncurrent	412	507
Other assets, net	142,351	131,527
Equity method investments	242,107	226,857
	384,870	358,891
Rail Group assets leased to others, net	338,111	297,747
Property, plant and equipment, net	506,598	453,607
Total assets	$2,359,101	$2,364,692

Liabilities and equity
Current liabilities:
Short-term debt	$16,990	$2,166
Trade and other payables	668,788	706,823
Customer prepayments and deferred revenue	66,762	99,617
Commodity derivative liabilities – current	37,387	64,075
Accrued expenses and other current liabilities	70,324	78,610
Current maturities of long-term debt	27,786	76,415
Total current liabilities	888,037	1,027,706

Other long-term liabilities	18,176	15,507
Commodity derivative liabilities – noncurrent	1,063	3,318
Employee benefit plan obligations	45,805	59,308
Long-term debt, less current maturities	436,208	298,638
Deferred income taxes	186,073	136,166
Total liabilities	1,575,362	1,540,643
Total equity	783,739	824,049
Total liabilities and equity	$2,359,101	$2,364,692

The Andersons, Inc.
Segment Data (unaudited)

	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended December 31, 2015
Revenues from external customers	$778,251	$143,058	$187,898	$36,351	$37,916	$—	$1,183,474
Gross profit	38,989	5,930	28,556	14,625	11,064	—	99,164
Equity in earnings of affiliates	3,940	4,690	—	—	—	—	8,630
Other income, net	23,547	294	605	1,169	273	349	26,237
Income (loss) before income taxes	(13,471)	7,984	(8,062)	6,766	1,028	(58,759)	(64,514)
Income (loss) attributable to the noncontrolling interests	(2)	315	—	—	—	—	313
Operating income (loss) (a)	$(13,469)	$7,669	$(8,062)	$6,766	$1,028	$(58,759)	$(64,827)
Three months ended December 31, 2014
Revenues from external customers	$867,521	$171,326	$162,730	$31,221	$38,970	$—	$1,271,768
Gross profit	53,464	9,284	26,611	13,193	11,399	—	113,951
Equity in earnings of affiliates	7,102	12,790	—	—	—	—	19,892
Other income (expense), net	4,483	22	161	805	235	325	6,031
Income (loss) before income taxes	24,024	19,353	562	5,556	1,046	(10,910)	39,631
Income (loss) attributable to the noncontrolling interest	(2)	2,077	—	—	—	—	2,075
Operating income (loss) (a)	$24,026	$17,276	$562	$5,556	$1,046	$(10,910)	$37,556
Twelve months ended December 31, 2015
Revenues from external customers	$2,483,644	$556,188	$848,338	$170,848	$139,478	$—	$4,198,496
Gross profit	123,645	24,324	119,540	67,687	40,642	—	375,838
Equity in earnings of affiliates	14,703	17,221	—	—	—	—	31,924
Other income, net	26,229	377	3,046	15,935	557	328	46,472
Income (loss) before income taxes	(9,456)	30,258	121	50,681	(455)	(82,713)	(11,564)
Income (loss) attributable to the noncontrolling interests	(10)	1,755	—	—	—	—	1,745
Operating income (loss) (a)	$(9,446)	$28,503	$121	$50,681	$(455)	$(82,713)	$(13,309)
Twelve months ended December 31, 2014
Revenues from external customers	$2,682,038	$765,939	$802,333	$148,954	$140,807	$—	$4,540,071
Gross profit	131,129	48,057	116,939	59,762	41,252	—	397,139
Equity in earnings of affiliates	27,643	68,880	—	—	—	—	96,523
Other income, net	21,450	223	4,372	3,094	955	1,031	31,125
Income (loss) before income taxes	58,126	105,186	24,514	31,445	(620)	(34,505)	184,146
Income (loss) attributable to the noncontrolling interest	(10)	12,929	—	—	—	—	12,919
Operating income (loss) (a)	$58,136	$92,257	$24,514	$31,445	$(620)	$(34,505)	$171,227
(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.